Exhibit 99.1

Inventure Foods Results Q3 2015,	November 5, 2015

Inventure Foods Reports Third Quarter 2015 Financial Results

PHOENIX, November 5, 2015 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the third quarter and nine months ended September 26, 2015.

Third Quarter Highlights:

•                  Consolidated net revenues decreased 3.7% to $69.9 million, excluding the Fresh Frozen business, consolidated net revenues increased 3.8%

•                  Boulder Canyon net revenues increased 18.6%

•                  Snack premium private label net revenues increased 37.7%

•                  Frozen berries net revenues increased 1.1%, Rader Farms branded new revenues increased 79.5%

“Although we continued to face certain operational challenges, we are pleased to report that we achieved an increase in consolidated third quarter net revenues, excluding the Fresh Frozen business,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Our financial performance reflects the strong and continued demand for our diverse portfolio of products, as illustrated by Boulder Canyon net revenues up 18.6%, snack premium private label net revenues up 37.7%, and Rader Farms branded new revenues up 79.5% during the quarter.  As our team works to rebuild distribution of our Fresh Frozen brand and continue momentum of our other brands, we remain confident that our long-term growth opportunities are robust.”

Third Quarter Fiscal 2015

Consolidated net revenues decreased 3.7% to $69.9 million, compared to $72.6 million in the prior year period. An increase of 11.2% in snack segment net revenues was offset by a 12.3% decrease in frozen segment net revenues primarily due to the Jefferson, Georgia product recall announced earlier this year. Excluding the Fresh Frozen business, consolidated net revenues increased 3.8% and the frozen segment net revenues decreased 2.5% largely attributable to a decrease in our frozen beverage sales.

Gross profit decreased $4.2 million to $8.7 million, or 12.5% as a percentage of net revenues, compared to $12.9 million, or 17.8% as a percentage of net revenues, in the third quarter of 2014.  This was attributable to a gross profit decline of $3.5 million and $0.8 million in the Company’s frozen and snack segments, respectively.

Selling, general and administrative (“SG&A”) expenses were $9.2 million for the third quarter of 2015, compared to $7.6 million in the prior year period. Excluding the impact of the product recall*, which primarily reflects incremental professional fees, SG&A expenses were $8.6 million in the current year period.  Excluding the impact of the 2014 Fresh Frozen Foods contingent consideration adjustment, the Jamba litigation settlement and the secondary offering costs, SG&A expenses for the third quarter of 2014 totaled $8.9 million. Exclusive of the aforementioned items, SG&A expenses as a percentage of net revenues were relatively flat as compared to the prior year period.

Interest expense was $1.7 million for the quarter ended September 26, 2015 compared to $0.6 million in the prior year period as a result of increased borrowings associated with our product recall.  This $1.1 million (pre-tax) increase in interest expense reduced diluted earnings per share by $0.04.

Net loss was $(1.7) million, or $(0.09) loss per share, for the third quarter of 2015, compared to net income of $3.1 million, or $0.15 diluted earnings per share, for the prior year period.  Excluding the costs associated with the product recall*, adjusted net loss* was $(1.0) million, or $(0.05) loss per share, for the third quarter of 2015, compared to adjusted net income* of $2.2 million, or $0.11 diluted earnings per share, for the third quarter of 2014.

Net income and adjusted net income* have not been adjusted for the negative impact to earnings associated with sales interruptions from the product recall of approximately $1.2 million, pre-tax, and the higher kettle chip production costs of $1.5 million, pre-tax, as a result of using outsourced production capabilities in order to meet demand.

Adjusted EBITDA* was $2.4 million, for the third quarter of 2015, compared to $5.9 million in the prior year period and including the following adjustments:

2015

•                              Add back $4.6 million (pre-tax) of cost of revenues for product returns and recall-related fees from consumers, as well as increased co-packing costs related to the Fresh Frozen business

•                              Add back $0.6 million (pre-tax) of SG&A expenses related to incremental professional fees related to the product recall

•                              Subtract $4.2 million (pre-tax) from cost of revenues for recall related insurance recoveries

2014

•                              Subtract $2.1 million (pre-tax) from SG&A expenses for contingent consideration adjustment related to the Fresh Frozen acquisition

•                              Add back $0.4 million (pre-tax) of SG&A expenses related to the Jamba litigation settlement

•                              Add back $0.3 million (pre-tax) of SG&A expenses related to the secondary offering

Year-to-Date Fiscal 2015

Consolidated net revenues increased 0.9% to $213.9 million for the nine months ended September 26, 2015, compared to $211.9 million in the prior year period. An increase of 11.8% in snack segment net revenues was partially offset by a 5.4% decrease in frozen segment net revenues.  Excluding the Fresh Frozen business since the product recall, consolidated net revenues increased 8.1% and the frozen segment net revenues increased 5.5%.

Interest expense was $3.4 million for the nine months ended September 26, 2015 compared to $1.9 million in the prior year as a result of increased borrowings associated with our product recall.  This $1.5 million (pre-tax) increase in interest expense reduced diluted earnings per share by $0.05.

Net loss was $(18.3) million, or $(0.94) loss per share, for the first nine fiscal months of 2015, compared to net income of $7.2 million, or $0.36 diluted earnings per share, in the prior year period.  Excluding the costs of the product recall and related recall insurance recovery and the impairment of the intangible asset, adjusted net loss* was $(0.1) million, or $(0.00) loss per share, for the first nine fiscal months of 2015, compared to adjusted net income* of $5.9 million, or $0.30 diluted earnings per share, in the prior year period.

Net income and adjusted net income* have not been adjusted for the negative impact to earnings associated with sales interruptions from the product recall of approximately $2.7 million, pre-tax, and the higher kettle chip production costs of $3.0 million, pre-tax, as a result of using outsourced production capabilities in order to meet demand.

Adjusted EBITDA* was $9.0 million for the first nine fiscal months of 2015, compared to $16.9 million in the prior year period and including the following adjustments:

2015

•                              Add back $21.0 million (pre-tax) of cost of revenues for recall-related disposal costs of inventory at our facilities and product returns and fees from consumers and customers, as well as increased co-packing costs related to the Fresh Frozen business

•                              Add back $2.1 million (pre-tax) of SG&A expenses related to incremental professional fees related to the product recall

•                              Subtract $4.2 million (pre-tax) from cost of revenues for recall related insurance recoveries

•                              Add back $9.3 million of intangible impairment expense

2014

•                              Subtract $2.7 million (pre-tax) from SG&A expenses for contingent consideration adjustment related to the Fresh Frozen acquisition

•                              Add back $0.4 million (pre-tax) of SG&A expenses related to the Jamba litigation settlement

•                              Add back $0.3 million (pre-tax) of SG&A expenses related to the secondary offering

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables, beverages and desserts, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the third quarter of 2015 decreased 12.3% to $40.5 million, compared to $46.1 million in the prior year period, reflecting reduced sales of the Company’s frozen vegetable products as a result of the product recall.  Excluding the Fresh Frozen business, net revenues for the third quarter of 2015 decreased 2.5%.  Gross profit for the third quarter of 2015 was $4.4 million. Excluding the costs associated with the Fresh Frozen product recall, gross profit was $4.8 million, compared to $7.8 million in the prior year period, and gross margin as a percentage of revenues decreased 510 basis points to 11.9%, compared to 17.0% in the prior year period.

Net revenues during the nine months ended September 26, 2015 were $126.7 million, a decrease of 5.4%, from $133.9 million in the prior year period. Excluding the Fresh Frozen business since the product recall, net revenues for the first nine months of 2015 increased 5.5%.  Gross profit for the nine months ended September 26, 2015 was $(0.5) million. Excluding the costs associated with the Fresh Frozen product recall, gross profit for the first nine months of 2015 was $16.3 million, compared to $22.8 million in the prior year period, and gross margin as a percentage of revenue decreased to 12.9%, compared to 17.0% in the prior year.

Snack Segment: Net revenues during the third quarter increased 11.2% to $29.4 million, compared to $26.4 million in the prior year period, reflecting increased sales of Boulder Canyon and premium private label products.  Gross profit was $4.3 million, compared to $5.1 million in the prior year period. Gross margin as a percentage of revenue decreased to 14.7%, compared to 19.2% in the prior year period, primarily as a result of $1.5 million of increased costs to produce certain kettle chips due to capacity constraints at the Company’s Goodyear, Arizona facility.

Net revenues during the nine months ended September 26, 2015 were $87.2 million, an increase of 11.8% from $78.0 million in the prior year period. Gross profit for the nine months ended September 26, 2015 was $13.5 million, compared to $15.2 million in the prior year period. Gross margin as a percentage of revenue decreased to 15.5% compared to 19.4% in the prior year, primarily as a result of $3.0 million of increased costs to produce certain kettle chips due to capacity constraints at the Company’s Goodyear, Arizona facility.

Mr. McDaniel concluded, “Double-digit growth within our snack segment in the third quarter was driven by strong performance of Boulder Canyon and snack premium private label. This growth is evidence of our strong position within the growing healthy/natural product category, which today reflects approximately 84% of our total net revenues. We continue to make progress within the frozen segment as we recover from our voluntary product recall and are currently shipping approximately 70% of our normal Fresh Frozen brand volume.  We believe we are on track to report improved results in 2016 as we expect continued revenue growth of key brands, regain momentum of our Fresh Frozen brand, and improve overall operations, including reducing reliance on co-packers for our kettle chip production.”

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings per share to the most comparable GAAP financial measures.

Conference Call

The Company will hold an investor conference call today, Thursday, November 5, 2015, at 5:00 p.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 58408688. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™ and Bob’s Texas Style® and Sin In A Tin®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to rebuild distribution of its Fresh Frozen brand and meet the increasing demand for Boulder Canyon, its long-term opportunities, its position within the growing healthy/natural product category, the expected recovery of its frozen segment (and improved results thereof), and its ability to improve financial results and reduce reliance on its co-packers. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarters Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net revenues	$69,865	$72,556	$213,894	$211,917
Cost of revenues	61,165	59,630	200,869	173,972
Gross profit	8,700	12,926	13,025	37,945
Selling, general & administrative expenses	9,233	7,570	28,602	24,992
Impairment of intangible asset	—	—	9,277	—
Operating income (loss)	(533)	5,356	(24,854)	12,953
Interest expense, net	1,742	646	3,400	1,900
Income (loss) before income taxes	(2,275)	4,710	(28,254)	11,053
Income tax benefit (expense)	538	(1,626)	9,931	(3,900)
Net income (loss)	$(1,737)	$3,084	$(18,323)	$7,153

Earnings (loss) per common share:
Basic	$(0.09)	$0.16	$(0.94)	$0.37
Diluted	$(0.09)	$0.15	$(0.94)	$0.36

Weighted average number of common shares:
Basic	19,594	19,530	19,580	19,478
Diluted	19,594	20,014	19,580	19,966

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 26, 2015	December 27, 2014

Assets
Current assets:
Cash and cash equivalents	$901	$495
Accounts receivable, net allowance	26,561	22,420
Inventories	83,424	65,216
Deferred income tax asset	1,224	1,228
Other current assets	11,341	1,220
Total current assets	123,451	90,579

Property and equipment, net	59,080	55,200
Goodwill	23,286	23,286
Trademarks and other intangibles, net	14,800	24,543
Other assets	1,786	1,702
Total assets	$222,403	$195,310

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,815	$15,533
Accrued liabilities	19,874	12,978
Current portion of long-term debt	29,970	7,041
Total current liabilities	80,659	35,552

Long-term debt, less current portion	54,514	59,218
Line of credit	23,403	18,802
Deferred income tax liability	6,904	6,869
Interest rate swaps	248	349
Other liabilities	2,142	2,554
Total liabilities	167,870	123,344

Shareholders’ equity:
Common stock	200	200
Additional paid-in capital	33,928	33,100
Accumulated other comprehensive loss	(72)	(134)
Retained earnings	20,948	39,271
	55,004	72,437

Less: treasury stock	(471)	(471)
Total shareholders’ equity	54,533	71,966
Total liabilities and shareholders’ equity	$222,403	$195,310

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarters Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Reconciliation — EBITDA (1):
Reported net income (loss)	$(1,737)	$3,084	$(18,323)	$7,153
Add back: Interest, net	1,742	646	3,400	1,900
Add back: Income tax (benefit) expense	(538)	1,626	(9,931)	3,900
Add back: Depreciation	1,804	1,621	5,209	4,942
Add back: Amortization of intangible assets	83	301	466	903
EBITDA(1)	$1,354	$7,278	$(19,179)	$18,798
Adjustments:
Subtract: Fresh Frozen contingent consideration adjustment	—	(2,137)	—	(2,653)
Add back: Jamba litigation settlement	—	435	—	435
Add back: Offering costs	—	326	—	326
Add back: Product recall costs	5,184	—	23,071	—
Subtract: Product recall insurance recovery	(4,172)	—	(4,172)	—
Add back: Impairment of intangible asset	—	—	9,277	—
Adjusted EBITDA(1)	$2,366	$5,902	$8,997	$16,906

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarters Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Reported net income (loss)	$(1,737)	$3,084	$(18,323)	$7,153
Fresh Frozen contingent consideration adjustment, net of tax	—	(1,399)	—	(1,717)
Jamba litigation settlement, net of tax	—	285	—	285
Offering costs, net of tax	—	213	—	213
Product recall costs, net of tax	3,957	—	14,962	—
Product recall insurance recovery, net of tax	(3,185)	—	(2,706)	—
Impairment of intangible asset, net of tax	—	—	6,016	—
Adjusted net income (loss)(2)	$(965)	$2,183	$(51)	$5,934
Adjusted diluted earnings (loss) per share(2)	$(0.05)	$0.11	$(0.00)	$0.30

(1)  EBITDA is defined as net income, net of taxes, interest expense, income taxes, depreciation and amortization. We further adjust EBITDA to exclude the 2015 Fresh Frozen product recall costs and related insurance recoveries and the impairment of intangible asset, and the 2014 Fresh Frozen Foods contingent consideration adjustment, the Jamba litigation settlement and the secondary offering costs, which are not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income (loss) and adjusted diluted earnings per share permit a comparative assessment of our net income (loss) and diluted earnings (loss) per share by excluding the 2015 Fresh Frozen product recall costs and related insurance recoveries and the impairment of intangible asset and the 2014 Fresh Frozen Foods contingent consideration adjustment, the Jamba litigation settlement and the secondary offering costs to make a more meaningful comparison of our operating performance.